                                 EXHIBIT INDEX

                        NYMOX PHARMACEUTICAL CORPORATION

                        Form 20-F Registration Statement

     Exhibit No.                         Description
     -----------                         -----------
Form 20-F    Edgar
---------    -----
1.1          3.1     Articles of Incorporation, as amended, of the Registrant
                     (filed previously).

1.2          3.2     Bylaws of the Registrant (filed previously).

3.1          10.1    Memorandum of Agreement between Paul Averback and
                     the Registrant (filed previously).

3.2          10.2    Share Option Plan of the Registrant (filed
                     previously).

3.3          10.3    Research and License Agreement between the General
                     Hospital Corporation and the Registrant (filed previously).

3.4          10.4    Sole Non-Exclusive License and Supply Agreement for the
                     Nymox AD7C(TM) Diagnostic Test for Alzheimer's Disease
                     between SGS Lab Simon S.A. and the Registrant (filed
                     previously).

3.5          10.5    Research and License Amendment between the General
                     Hospital Corporation and the Registrant (filed previously).

3.6          10.6    Sole Non-Exclusive License and Supply Agreement for the
                     Nymox AD7C(TM) Diagnostic Test for Alzheimer's Disease
                     between Specialty Laboratories and the Registrant.


                       SOLE NONEXCLUSIVE U.S. LICENSE AND
                            SUPPLY AGREEMENT FOR THE
                         NYMOX AD7C(TM) DIAGNOSTIC TEST
                            FOR ALZHEIMER'S DISEASE

                        ENTERED INTO ON JANUARY 19, 1999

B Y    A N D    B E T W E E N :

                               NYMOX CORPORATION

     Licensor

                                    - and -

                          SPECIALTY LABORATORIES, INC.
Licensee

                       T A B L E    O F    C O N T E N T S

                                                                          Page
ARTICLE 1.       DEFINITIONS                                                3
ARTICLE 2.       PURPOSE OF AGREEMENT                                       6
ARTICLE 3.       CONFIDENTIALITY                                            6
ARTICLE 4.       THE LICENSE                                                7
ARTICLE 5        COMPENSATION TO NYMOX                                      9
ARTICLE 6.       REIMBURSEMENT AND PRICE                                    11
ARTICLE 7.       MARKETING                                                  12
ARTICLE 8.       PERFORMANCE TARGETS/CONVERSION TO
                 NONEXCLUSIVE LICENSE                                       13
ARTICLE 9.       TERMINATION                                                14
ARTICLE 10.      IMPROVEMENTS                                               16
ARTICLE 11.      RESPONSIBILITIES OF THE PARTIES                            17
ARTICLE 12.      QUALITY CONTROL                                            20
ARTICLE 13.      EFFECT OF LICENSING AGREEMENT                              21
ARTICLE 14.      REPRESENTATIONS AND WARRANTIES                             22
ARTICLE 15.      MISCELLANEOUS PROVISIONS                                   23
EXHIBIT A:       PATENTS LICENSED TO SPECIALTY                              27
EXHIBIT B:       TRADEMARKS LICENSED TO SPECIALTY                           28
ARTICLE 1.       DEFINITIONS

The terms defined in this Article shall have the following meanings (applicable to both the singular and plural forms) in this Agreement:

"AD7C(TM) Test" means the Nymox Corporation AD7C(TM) Alzheimer's disease test for measuring the level of the biomarker Neural Thread Protein (NTP) in cerebrospinal fluid (CSF), urine, blood or other bodily fluids or tissues. "AD7C(TM) Test", as used herein, is not intended to include a test kit employing the AD7C(TM) testing technology for Diagnostic Purposes and sold or intended to be sold to third parties.

"Affiliate" means any person, firm or corporation legally competent to perform the services and carry out the terms of this Agreement, which Controls, is Controlled by or is under common Control with either Nymox Corporation or Specialty Laboratories, Inc.

"Average Price" means:

     (a) for AD7C(TM) Tests conducted for Diagnostic Purposes, the Net Revenue for AD7C(TM)

          Tests conducted for Diagnostic Purposes during a Billing Month, divided by the Number of Tests in that Billing Month; or

     (b) for any Clinical Study Support contract executed by Specialty, the price per AD7C(TM) Test as stipulated in the contract, or, if the contract does not so stipulate, the Estimated Net Revenue divided by the Estimated Number of Tests for that contract.

"Billing Month" (applicable only to the conduct of AD7C(TM) Tests by Specialty for Diagnostic Purposes) means each calendar month during the period of this Agreement, beginning with the month during which Launch occurs.

"Billing Quarter" (applicable only to the conduct of AD7C(TM) Tests by Specialty for Clinical Study Support) means each calendar quarter during the period of this Agreement, beginning with the quarter during which Launch occurs.

"Clinical Study Support" means the use or performance of the AD7C(TM) Test in clinical trials of therapeutics in Phases 1, 2, 3 or 4 of an Investigational New Drug trial.

"Competitor" means any person, firm or corporation, other than Nymox or Specialty, that offers for sale a diagnostic test for Alzheimer's disease or that Controls any corporation or partnership that offers a diagnostic test for Alzheimer's disease.

"Confidential Information" means any technical, scientific or business information provided by one Party to the other Party pursuant to this Agreement or the July 8, 1998 Mutual Confidentiality Agreement between the Parties, in connection with:

     (a) this Agreement (including the negotiations and discussions leading up to the execution of this Agreement, and the specific terms of the Agreement),

     (b) the AD7C(TM) Test and/or its efficacy, reagents, assays, operating procedures, test methods and technology,

     (c)  training with respect to the AD7C(TM) Test,

     (d)  Improvements in connection with the AD7C(TM) Test,

     (e) compensation calculations and/or payments under this Agreement and/or any examination in connection therewith,

     (f)  Clinical Study Support information provided by Specialty to Nymox,

     (g) marketing strategy, customer and contact lists, plans, or materials concerning the AD7C(TM) Test,

     (h) applications or submissions to any regulatory authority or third party payer in connection with the AD7C(TM) Test, and/or

     (i)  arbitration proceedings pursuant to Paragraph 15.05.

"Confidential Information," other than the information described in subparagraphs (a), (b) and (c) above, must either be disclosed in writing and marked "Confidential" or, if orally or visually disclosed, must be confirmed in writing as confidential within 30 days following the oral or visual disclosure.

"Contract Year" means a twelve-month period beginning on the first day of the sixth month after the Launch of the AD7C(TM) Test by Specialty or an anniversary of that date.

"Control" means the direct or indirect ownership of fifty (50%) or more of the voting stock of the subject entity.

"Diagnostic Purposes" means the use or performance of the AD7C(TM) Test primarily to aid the diagnosis of a patient by a physician and not for Clinical Study Support.

"Effective Date" means the date of signature by the last Party to sign this Agreement.

"Estimated Net Revenue" means, for a Clinical Study Support contract, which does not stipulate a price per AD7C(TM) Test, the reasonable estimate made by Specialty in good faith of the gross amount due to Specialty pursuant to that contract for the performance of AD7C(TM) Tests, less any deductions for:

     (a) any discounts, credits, allowances and/or refunds provided for in the contract;

     (b) any established shipping, handling, or transportation charges to be paid to an independent third party by Specialty; and

     (c)  any sales taxes separately billed or accounted for.

If Specialty provides other services, assays or tests pursuant to a Clinical Study Support contract, only that portion of the gross amount which represents payment for AD7C(TM) Tests shall be considered Estimated Net Revenue.

"Estimated Number of Tests" means, for a Clinical Study Support contract, which does not stipulate a price per AD7C(TM) Test, the reasonable estimate made by Specialty in good faith of the number of AD7C(TM) Tests to be performed by Specialty pursuant to that contract, less returns, re- dos or any "no charge"tests.

"Improvement" means any advance, improvement or modification, whether or not patentable, in the conduct of the AD7C(TM) Test, including, but not limited to modifications of the method of conducting the AD7C(TM) Test or reagents used therein.

"Know-How" means the information, knowledge and trade secrets relating to the AD7C(TM) Test, its reagents, assays, operating procedures, test methods and technology.

"Launch" means the date of the first commercial performance of the AD7C(TM) Test by Specialty for a third party.

"Minimum Test Volume" means 75% of the reasonable estimate made by Specialty in good faith of the number of AD7C(TM) Tests it anticipates performing for Diagnostic Purposes for a given Contract Year.

"Net Revenue" means the gross amount invoiced by Specialty in a given Billing Month for the performance of AD7C(TM) Tests for Diagnostic Purposes, less:

     (a)  any usual discount, credit and/or refund;

     (b)  any trade and discount allowances or credits actually given;

     (c)  any bad debts;

     (d) any amount excluded or disallowed by Medicare, Medicaid or a third party payer or insurance company;

     (e) any established shipping, handling, or transportation charges paid to an independent third party by Specialty; and

     (f)  any sales taxes separately billed or accounted for.

If invoices include charges for assays, services or amounts which are not AD7C(TM) Tests, only that portion of the invoiced amount which represents AD7C(TM) Tests shall be considered Net Revenue.

"Number of Tests" means the number of AD7C(TM) Tests invoiced by Specialty in each Billing Month, Billing Quarter or Contract Year, as appropriate, less returns, re-dos or any "no charge" invoices.

"Nymox" means Nymox Corporation and its Affiliates.

"Party" means either Nymox or Specialty, or both, as will be apparent from the context.

"Patents" means and collectively includes: (a) all of the United States and patent applications listed in Exhibit A to this Agreement, together with any reissues, extensions, continuations, divisions and continuations-in-part thereof, and (b) any additional patents or patent applications which Nymox may own or which Nymox may have or acquire the rights to license during the term of this Agreement and which contain one or more claims which cover any aspect of the AD7C(TM) Test.

"Specialty" means Specialty Laboratories, Inc. and its Affiliates.

"Trademarks" means the trademarks listed in Exhibit B.

ARTICLE 2.     PURPOSE OF AGREEMENT

The purpose of this agreement is to establish operations for the marketing and conducting of the AD7C(TM) Test by Specialty in Specialty's reference laboratories.

ARTICLE 3.     CONFIDENTIALITY

3.01      USE OF CONFIDENTIAL INFORMATION

Each Party will not use Confidential Information provided by the other Party for any purpose other than the performance of this Agreement.

3.02      PROHIBITION ON THE DISCLOSURE OF CONFIDENTIAL INFORMATION TO THIRD
          PARTIES

Each Party will treat Confidential Information provided by the other Party with the same degree of care as if it were its own confidential proprietary information and will not disclose such Confidential Information to any third party except as required by law, regulation, legal process or other governmental authority or pursuant to this Agreement.

3.03      EXCEPTIONS

A.        Information Already Known or Independently Developed

Confidential Information shall not include information which:

     (a) was known or used by the receiving Party, before disclosure, as evidenced by its written or other tangible records made prior to the time of receipt;

     (b) has become known to the public other than through disclosure by the receiving Party;

     (c) a third Party having the right to disclose such information has lawfully disclosed to the receiving Party; or

     (d) the receiving Party developed independently of the Confidential Information provided by the other Party as evidenced by the receiving Party's written or other tangible records.

B.        Test Results

Specialty may disclose the results of the performance of an AD7C(TM) Test and its interpretation to anyone authorized by law to receive such results.

C.        Consent to Disclose

A Party may disclose Confidential Information provided by the other Party with the written consent of the disclosing Party.

D.        Requirements of Law

Nothing in this Agreement shall be deemed to prohibit the receiving Party from disclosing any Confidential Information that is required by law, as determined by the reasonable judgment of the receiving Party's attorney; provided, however, that in the event of such legal requirement, prior to disclosing any Confidential Information, the receiving Party shall notify the other Party of the scope and source of such legal requirement and shall give the other Party the opportunity to challenge the need to disclose and/or limit the scope of the disclosed Confidential Information.

3.04      DURATION OF THE OBLIGATION TO MAINTAIN CONFIDENTIALITY

Each Party's obligations under this Article shall be in force during the term of this Agreement and shall survive five (5) years after the termination or expiration of this Agreement.

ARTICLE 4.  THE  LICENSE GRANT

4.01      SUBJECT MATTER OF THE LICENSE

Nymox hereby grants to Specialty a license to utilize all Nymox proprietary technology, including its rights to the Patents and Know-How, necessary to conduct the AD7C(TM) Test in a reference laboratory.

4.02      NATURE OF THE LICENSE GRANTED

A.        AD7C(TM) Test

Specialty's license to market and perform the AD7C(TM) Test shall include the following:

     (a) Specialty's license is semi-exclusive for conducting the AD7C(TM) Test for Diagnostic Purposes. Nymox retains the right to conduct the AD7C(TM) Test for Diagnostic Purposes and the right to market, license and sell kits to third parties for conducting the AD7C(TM) Test for Diagnostic Purposes and to license its AD7C(TM) Test Patents, Know-How and technology to third parties in order to develop a kit for conducting the AD7C(TM) Test.

     (b) Specialty's license is exclusive for conducting the AD7C(TM) Test for Clinical Study Support. Notwithstanding the foregoing, Nymox retains the right to conduct the AD7C(TM) Test in connection with Nymox's research and development activities, including Nymox's own clinical trials and third party clinical trials evaluating Nymox's therapeutics for Alzheimer's disease, and in connection with the clinical trials of a strategic partner of Nymox. (It is understood for the purposes of this Paragraph that any agreement establishing such a strategic relationship shall include other substantive activities (e.g. equity investment, R&D funding etc.) beyond assay services for the clinical trials.) Nymox shall inform Specialty of the name of any such strategic partner in a timely manner and the number of strategic partners shall not exceed three. However, Nymox shall not have the right to market or sell any kits for conducting the AD7C(TM) Test in connection with any clinical trials or to grant licenses for that purpose.

     Specialty shall have the right to conduct the AD7C(TM) Test on all specimen types, including but not limited to, cerebrospinal fluid (CSF), urine and blood.

B.        Trademarks

Specialty's license includes the right to use the Nymox Trademarks, "AD7C(TM)" and "Nymox," in connection with the promotion, education, marketing and performance of the AD7C(TM) Test, subject to Nymox's right to approve marketing materials as set out below in Article 7.

4.03      TERRITORY

Specialty's license to conduct the AD7C(TM) Test and to use the Nymox and AD7C Trademarks is for the United States and its territories and possessions.

4.04      TERM

The initial term of the license is for twenty-four (24) months from the date of Launch by Specialty of the AD7C(TM) Test. The parties anticipate that Specialty will launch the AD7C(TM) Test within two months of the Effective Date. The Agreement shall automatically renew for two (2) additional one (1) year terms, unless terminated earlier pursuant to Article 9.

4.05      NON-TRANSFERABLE; NO SUBLICENSING

Specialty's license is not transferable or assignable and Specialty is not entitled to sublicense or to use this license as collateral or security in any lending, financing or other agreement. Nymox shall not transfer or assign this Agreement, or any Nymox obligations under this Agreement, to any third party.

4.06      LAUNCH REQUIREMENTS

In order to enable Specialty to achieve timely Launch, Nymox must fulfill its obligations under Paragraphs 11.02 (1), (2) and (3) within ten (10) days of the Effective Date of this Agreement.

ARTICLE 5.               COMPENSATION TO NYMOX

5.01      COMPENSATION FOR TESTS CONDUCTED FOR DIAGNOSTIC PURPOSES

For AD7C(TM) Tests conducted by Specialty for Diagnostic Purposes, the compensation owed to Nymox by Specialty for each Billing Month will be calculated as follows:

     (1) Where the Average Price for the AD7C(TM) Tests conducted for Diagnostic Purposes for a Billing Month is more than $200:

          Compensation = ($82 + 60% x (Average Price -$200)) x Number of Tests.

     (2) Where the Average Price for the AD7C(TM) Tests conducted for Diagnostic Purposes for that Billing Month is $200 or less:

          Compensation = $82 x  Number of Tests.

5.02      COMPENSATION FOR TEST CONDUCTED FOR CLINICAL TRIALS

For AD7C(TM) Tests conducted by Specialty for Clinical Study Support, the compensation owed to Nymox by Specialty will be calculated and reported separately for each Clinical Support Study contract, on a quarterly basis. For each Clinical Study Support contract executed by Specialty, the compensation to Nymox will be calculated for each Billing Quarter as follows:

     (1) Where the Average Price for the AD7C(TM) Tests conducted under that contract is more than $200:

          Compensation = ($51.25 + 25% x (Average Price - $200)) x number of tests actually conducted during that Billing Quarter

     (2) Where the Average Price for the AD7C(TM) Test conducted under that contract is $200 or less:

          Compensation = $51.25 x number of tests actually conducted during that Billing Quarter.

5.03      INTRODUCTION OF A KIT

If Nymox or a Nymox licensee introduces a kit for sale or license to third parties for conducting the AD7C(TM) Test for Diagnostic Purposes, Nymox and Specialty agree to renegotiate the compensation package in keeping with the spirit of this Agreement in order to enable Specialty to market and conduct the AD7C(TM) Test on a competitive basis with Nymox and third parties offering such kits.

5.04      PAYMENT OF COMPENSATION

Compensation payments will be made quarterly and will be due and payable within 30 days of the closing of each calendar quarter.

Each compensation payment shall be accompanied by an itemized statement detailing how the compensation was calculated.

For AD7C(TM) Tests conducted for Diagnostic Purposes, the itemized statement for each compensation payment shall include for each Billing Month in that payment period:

     (a) the Net Revenue, specifying the gross amount invoiced for the performance of the AD7C(TM) Test by Specialty and the amount of each deduction;

     (b)  the Number of Tests; and

     (c)  the Average Price.

For each Clinical Study Support contract, the itemized statement for each Billing Quarter shall include, as applicable, :

     (a) the Estimated Net Revenue, including the gross amount estimated to be invoiced for the performance of the AD7C(TM) Test by Specialty and the estimated amount of each deduction;

     (b)  the Estimated Number of Tests;

     (c)  the Average Price; and

     (d)  the number of tests actually conducted during the Billing Quarter.

5.05      RIGHT TO EXAMINE RECORDS

During the term of this Agreement and for one year after its termination or expiration, Nymox shall have the right to retain an independent certified public accounting firm, to which Specialty has no reasonable objection, to examine the relevant books and records of Specialty to verify the calculation and payment of compensation owed to Nymox under this Agreement. Specialty may require the accounting firm to sign a confidential disclosure agreement before the examination is conducted. The accounting firm will only report the results of its examination with respect to the accuracy of the calculation, payment and reporting to Nymox (specifying any inaccuracies found) and shall not disclose to Nymox any other information it obtained. Only one such examination may be conducted a year and any examination shall be conducted during reasonable business hours. Specialty agrees to cooperate with the examination and to provide any financial, business or laboratory records requested by the accounting firm or used by Specialty in calculating the compensation. The accounting firm shall give reasonable notice of an examination date sufficient to allow Specialty to organize its records. Nymox shall bear the costs of any such examination unless the examination results in an adjustment in its favor, which adjustment is at least the greater of $50,000 or more or 5% of the total compensation paid by Specialty for the payment period under examination, in which case Specialty will bear the cost of the examination.

Nymox and Specialty agree to be bound by the results of any such examination and to pay to the other Party any sums found owing within 30 days of the examination report.

ARTICLE 6.  REIMBURSEMENT AND PRICE

6.01      PRICE

The Parties anticipate that Specialty will initially invoice the performance of the AD7C(TM) Test at the current market price of $400 per test, but recognize that Specialty may change the invoice price in the future because of cost factors, reimbursement patterns or other market considerations.

6.02      CLINICAL STUDY SUPPORT

For AD7C(TM) Tests to be conducted by Specialty for Clinical Study Support, Specialty may negotiate contracts and set prices, for example, based on volume commitments.

Both parties agree to review clinical studies on a case by case basis.

Nymox has the right to review any proposed clinical study before Specialty enters into a Clinical

Study Support contract with respect to such study and the right to approve the parties conducting them, such approval not to be unreasonably withheld. For any proposed Clinical Study Support contract, Specialty shall disclose to Nymox the names of the party(ies) who will be conducting the study and the nature of the study. Nymox shall notify Specialty within 10 days of receiving the relevant information from Specialty whether Nymox objects. Nymox must demonstrate a reasonable basis for any objection to the party(ies) conducting the study.

Specialty agrees to make it a term of any Clinical Study Support contract that the other party agree that any AD7C(TM) Tests performed pursuant to that contract be only for the purposes of Clinical Study Support.

6.03      REIMBURSEMENT

The Parties agree to use reasonable efforts to share all information concerning reimbursement for the AD7C(TM) Test and to cooperate fully with each other about obtaining reimbursement for the AD7C(TM) Test from physicians, hospitals, patients and third party payers.

ARTICLE 7. MARKETING

7.01      SHARING MARKETING EXPENSES

Nymox shall share all direct marketing and promotional costs incurred by Specialty on the following basis:

     (a) 50%/50% for the direct marketing and promotional costs for the conduct of the AD7C(TM) Test for Diagnostic Purposes, provided that Specialty be reimbursed a minimum of $10,000 per year for such activities, with amounts above that being subject to Nymox's approval at its sole discretion.

     (b) 0%(Nymox)/100%(Specialty) for the direct marketing and promotional costs for the conduct of the AD7C(TM) Test for Clinical Study Support purposes during any period when Specialty's license for Clinical Study Support is exclusive; and

     (c) 50%/50% for the direct marketing and promotional costs for the conducting of the AD7C(TM) Test for Clinical Study Support during any period when Specialty's license for Clinical Study Support purposes is nonexclusive, provided that Specialty be reimbursed a minimum of $10,000 per year for such activities, with amounts above that being subject to Nymox's approval at its sole discretion.

7.02      APPROVAL OF MARKETING STRATEGY

Nymox has the right to review and approve Specialty's marketing materials and literature and marketing strategy which approval shall be given within 10 days of receiving all the relevant information from Specialty; any such approval shall not be unreasonably withheld.

7.03      SPECIALTY TRADEMARKS

Nothing herein shall restrict the right of Specialty to use its own trademarks and logos on any and all marketing materials, literature, invoices, reports and the like in connection with its license under this Agreement.

ARTICLE 8. PERFORMANCE TARGETS/CONVERSION TO NONEXCLUSIVE
           LICENSE

8.01      SPECIALTY EFFORTS

Specialty shall use commercially reasonable efforts to market and conduct the AD7C(TM) Test.

8.02      TEST VOLUME ESTIMATE

Before the start of each Contract Year, Specialty shall make a reasonable estimate in good faith of the number of AD7C(TM) Tests it anticipates performing for Diagnostic Purposes and for Clinical Study Support purposes for a given Contract Year and give Nymox written notice of such estimate at least 30 days before the start of that Contract Year.

8.03      COMPENSATION FOR FAILURE TO MEET MINIMUM TEST

If Specialty's actual Number of Tests in a Contract Year do not meet the Minimum Test Volume for that Contract Year, Specialty shall have the right to maintain its semi-exclusive license rights for the following Contract Year by paying Nymox its lost compensation caused by the deficiency. The lost compensation would be calculated as follows:

     (1)  Determine the shortfall in the number of tests:

          Annual Shortfall = Minimum Test Volume - Number of Tests in the Contract Year

     (2)  Convert to monthly shortfall:

          Monthly Shortfall in Number of Tests = Annual Shortfall/12.

     (3) For each Billing Month in the Contract Year, use the Monthly Shortfall in Number of Tests as the "Number of Tests" in the appropriate Paragraph 5.01 formula in order to calculate the lost compensation for that Billing Month.

     (4) Total the calculated lost compensation revenues for the Billing Months of the Contract Year to arrive at the lost compensation.

The lost compensation would be due and payable within 30 days of the calendar quarter immediately following the end of the Contract Year in order for Specialty to maintain its semi-exclusive license for Diagnostic Purposes. If Specialty's failure to meet the Minimum Test Volume is due to Nymox's failure to fulfil its obligations under Paragraph 11.04, or Nymox's failure or refusal to approve Specialty's marketing materials or strategy under Paragraph 7.02, then Paragraph 8.03 shall not apply.

8.04      FAILURE TO PAY COMPENSATION

If Specialty fails to pay the lost compensation due pursuant to Paragraph 8.03, then Nymox has the option of either converting to nonexclusive Specialty's license for conducting the AD7C(TM) Test for Diagnostic Purposes or terminating that portion of the Agreement. Nymox shall give Specialty 90 days written notice of its intent to exercise either option. Notwithstanding the foregoing, if Specialty's failure to meet the Minimum Test Volume is due to Nymox's failure to fulfil its obligations under Paragraph 11.04 or Nymox's failure or refusal to approve Specialty's marketing materials or strategy under Paragraph 7.02, then Paragraph 8.04 shall not apply.

8.05      CONVERSION TO NONEXCLUSIVE LICENSE

If Nymox exercises its option under Paragraph 8.04 to convert Specialty's license to nonexclusive and then licenses one or more third parties to conduct the AD7C(TM) Test, the compensation to Nymox from Specialty would be the lesser of:

     (a) the compensation which would have been due under this Agreement had the license remained semi-exclusive; or

     (b) the compensation as calculated under any applicable portions(s) of the third party license.

ARTICLE 9. TERMINATION

9.01      TERMINATION FOR MATERIAL BREACH

Either Party has the right to terminate the Agreement for material breach by the other Party upon thirty (30) days written notice specifying the breach. The other Party has thirty (30) days from the receipt of the notice to cure the breach, failing which the Agreement shall immediately terminate upon the sending of a second notice of termination to the other Party. A material breach includes (but is not limited to) a failure or refusal to pay compensation which is actually due and owing pursuant to Paragraphs 5.04 and 5.05.

9.02      TERMINATION FOR FAILURE TO LAUNCH TEST

Subject to Nymox having fulfilled its obligations under Paragraph 4.06, if Specialty does not launch the AD7C(TM) Test within two months following the Effective Date, Nymox can give Specialty 60 days notice of its intent to terminate this Agreement. If during that 60 day period, Specialty launches the AD7C(TM) Test, the Agreement shall not be terminated for this reason.

9.03      TERMINATION FOR FAILURE TO PAY LOST COMPENSATION REVENUE

If Specialty fails to pay Nymox lost compensation due pursuant to Paragraph 8.03 and Nymox gives Specialty notice of its intent to terminate the Diagnostic Purpose portion of Agreement pursuant to Paragraph 8.04, Nymox may so terminate if Specialty has not paid the lost compensation within the 90 day notice period. If during that 90 day period, Specialty pays the lost compensation, all license rights under this Agreement shall continue in full force and effect.

9.04      TERMINATION ON BANKRUPTCY

A. Nymox may elect to terminate this Agreement upon Specialty becoming bankrupt, making an assignment in bankruptcy or an assignment for the benefit of its creditors, coming under receivership, whether as a result of court order, the provisions of a contract or agreement or government action or otherwise being unable to meet its financial obligations as they become due.

B. In the event of Nymox becoming bankrupt, entering into bankruptcy proceedings (voluntary or otherwise) or coming under receivership, Specialty may elect to retain its license rights under this Agreement if the trustee, receiver or other entity so authorized by a federal bankruptcy court, seeks to reject Specialty's license. Upon such election, the rights and remedies of the Parties shall continue to be governed by the terms of this Agreement.

9.05      TERMINATION FOR FORCE MAJEURE

Should force majeure as described in Paragraph 15.01 make substantial performance of this Agreement impossible for more than one hundred and eighty
(180) then the Party not affected by the force majeure may give a thirty (30) day notice of termination of this Agreement pursuant to Paragraph 15.01 and if the Party affected is unable to restore substantial performance of this Agreement in that thirty (30) day notice period, the Agreement shall be terminated.

9.06      TERMINATION FOR COMPETITOR ACQUIRING CONTROL

If a Competitor acquires control of Specialty during the term of this Agreement, Nymox may terminate this Agreement on three (3) months written notice to Specialty.

9.07      EFFECT OF TERMINATION OR EXPIRATION

Upon the termination or expiration of this Agreement, Specialty shall:

     (a) return to Nymox any unused reagents, antibodies, proteins, specimens, protocols, promotional material and other property provided by Nymox for the conducting of the AD7C(TM) Test, provided that copies or samples may be retained by Specialty for record purposes;

     (b) cease receiving specimens which are provided to Specialty solely for conducting the AD7C(TM) Test and cease conducting the AD7C(TM) Test with the exception of conducting AD7C(TM) Tests on specimens that Specialty had already received prior to the termination or expiration of this Agreement;

     (c) cease using the "AD7C(TM)" and "Nymox" trademarks and marketing the AD7CT(TM) Test.

It shall not be considered "use" or "marketing" to continue use of the Trademarks in Specialty's then-current catalog or previously printed marketing materials which include assays or services other than the AD7C(TM) Test, provided that Specialty shall remove the Trademarks from all catalogs and marketing materials at the next scheduled revision.

The termination or expiration of this Agreement shall not affect any rights or obligations which may have accrued to either Party prior to the termination or expiration date, including the obligation for compensation as outlined in
Article 5.

Upon the termination or expiration of this Agreement, all rights that Nymox licensed to Specialty under this Agreement revert to Nymox in their entirety, subject only to Specialty's retained rights pursuant to Paragraph 10.01 which shall remain in effect following termination or expiration. It is understood that this paragraph applies only to the termination of the Agreement in its entirety, and not to termination of the Diagnostic Purposes portion of the Agreement pursuant to Paragraph 9.03.

ARTICLE 10.  IMPROVEMENTS

10.01     SPECIALTY'S IMPROVEMENTS

If Specialty makes any Improvements during the term of this Agreement, it shall disclose such Improvements to Nymox in a timely manner, and such Specialty Improvements shall become the property of Nymox. Specialty shall thereafter have the right to use such Specialty Improvements according to the terms of Specialty's license under this Agreement, without payment of any additional compensation for the use of any such Specialty Improvement(s). Specialty shall execute any documents necessary for Nymox to secure its property interests in the Specialty Improvements.

In addition, Specialty shall retain an irrevocable, fully-paid, royalty-free, nonexclusive worldwide license to practice the Specialty Improvements in all areas and applications outside the subject matter of this license during the term of this Agreement and following its termination or expiration, to the fullest extent permitted by applicable law

Nothing in this Agreement shall be construed as granting to Specialty any express or implied license or right under any of the Patents after the expiration or termination of this Agreement.

10.02     NYMOX IMPROVEMENTS

If Nymox makes any Improvements during the term of this Agreement, it shall promptly disclose such Improvements to Specialty, and Specialty shall thereafter have the right to use such Nymox Improvements according to the terms of its license under this Agreement.

ARTICLE 11.  RESPONSIBILITIES OF THE PARTIES

11.01     SPECIALTY'S RESPONSIBILITIES

Specialty's responsibilities under this Agreement include:

     (1) at its expense, specimen collection and shipping, specimen storage, reporting of results, billings and collections and any other additional related tasks that the Parties may agree upon;

     (2) at its expense, performance of the AD7C(TM) Test, including the provision of the necessary personnel, supplies (other than the Nymox reagents and materials referred to in Paragraph 11.02(3)) and equipment;

     (3) at its expense, inclusion of the AD7C(TM) Test in Specialty's directory of services;

     (4) at its share of the expenses as set out in Article 7, marketing and promotional activities for the AD7C(TM) Test; and

     (5) at its expense, the wages and benefits of Specialty personnel during their training by Nymox in connection with performance of the AD7C(TM) Test.

11.02     NYMOX'S RESPONSIBILITIES

Nymox's responsibilities under this Agreement include:

     (1) at its expense, provision of AD7C(TM) Test protocols, sufficient clinical specimens for assay validation, quality control procedures and technology transfer as may be required for Specialty to perform the AD7C(TM) Test to Nymox's specifications and to obtain AD7C(TM) Test results consistent with those obtained by Nymox personnel experienced in conducting the AD7C(TM) Test;

     (2) at its expense, training of such Specialty personnel as may be required for Specialty to perform the AD7C(TM) Test to specifications;

     (3) at its expense, supply of the Nymox proprietary and non-proprietary materials and reagents needed for Specialty to perform the AD7C(TM) Test as further specified in Paragraph 11.04;

     (4) at its expense, provision of technical support, including interpretation support, technical service support, and confirmation testing to be conducted by Nymox at the request of Specialty;

     (5) at its share of the expenses as set out in Article 7, assisting the marketing and promotional activities for the AD7C(TM) Test carried out by Specialty, including assisting with the preparation of Specialty promotional materials for the AD7C(TM) Test, as requested by Specialty, and approving all Specialty promotional materials for the AD7C(TM) Test, such approval not to be unreasonably withheld pursuant to Paragraph 7.02; and

     (6) at its expense, sole responsibility for payment of any license fees, royalties or other compensation which may be owed to a third party to secure the right to market and perform the AD7C(TM) Test.

11.03     SHARED TRAVEL AND ACCOMMODATION EXPENSES

Specialty and Nymox agree to share any travel and accommodation expenses 50%/50% incurred prior to the Effective Date as a result of either Party's personnel having to travel to the other Party's facilities for training, technology transfer, quality control or other reason relating to the performance of the AD7C(TM) Test to specifications. Any future such travel expenses shall be shared 50%/50% only if mutually agreed upon in advance.

11.04     SUPPLY OBLIGATIONS

Nymox shall supply to Specialty all materials and reagents necessary for the conduct of the AD7C(TM) Test as the conduct of the test is specified by Nymox. All such materials and reagents shall meet all specifications and quality requirements then in effect for Nymox's own conduct of the AD7C(TM) Test and, Nymox shall provide Specialty with its data and specifications concerning the stability and shelf life of the materials and reagents, including any changes or new information, on an ongoing basis.

During the period prior to the start of the Contract Year, Nymox shall supply materials and reagents to Specialty every two (2) months, in an amount sufficient to conduct at least 500 AD7C(TM) Tests. Such materials and reagents shall have a shelf life of no less than two (2) months.

During each Contract Year, Nymox shall supply materials and reagents to Specialty on a quarterly basis, in amounts sufficient for Specialty to conduct one-fourth (1/4) of the test volume estimates in Paragraph 8.02. Such materials and reagents shall have a shelf life of no less than three months.

In the event Specialty needs additional quantities of materials and reagents, Specialty shall notify Nymox in writing of its additional needs, and Nymox shall use reasonable efforts to supply the materials and reagents in a timely manner.

11.05     LIMITATIONS ON LIABILITY

In no event shall either Party be liable to the other in contract, tort, product liability or otherwise for special, indirect, incidental, consequential or punitive damages.

Each Party is responsible for:

     (1) the safety of its own employees and agents while engaged in work at its own facility pursuant to this Agreement, and

     (2) any liability for damages or personal injuries, including death, resulting from work conducted by that Party's own employees and agents pursuant to this Agreement, without any warranty, liability or indemnification on the part of the other Party unless such damages or personal injuries are due to the negligence or wilful misconduct of such other Party or employees or agents of such other Party.

11.06     INFRINGEMENT

A.        Notice of Suspected Patent Infringement

Specialty shall promptly inform Nymox in writing of any suspected infringement of the Patents by a third party and Nymox shall make reasonable efforts with the cooperation of Specialty to ascertain in a timely manner whether the third party is infringing or has infringed the Patents. Nymox shall communicate in writing the results of its investigation into the suspected infringement to Specialty.

B.        Purported Patent Infringement

If the result of Nymox's investigation is that Nymox believes an infringement has occurred, is occurring or on reasonable ground is believed likely to occur, Nymox will have six months either to halt such infringement (including by licensing such third party if Specialty's license has been converted to nonexclusive pursuant to Paragraph 8.04 or by written agreement by such third party to cease any infringement) or to initiate litigation against the infringing third party (including authorizing Specialty, with Specialty's consent, to initiate such litigation). Specialty agrees that it will, at Nymox's request and expense, furnish reasonable cooperation and assistance.

C.        Nymox's Failure or Refusal to Take Action Within Six Months

Nymox may initiate infringement litigation with respect to Patent(s) owned by Nymox relating to the AD7C(TM) Test, in the sole discretion of Nymox. In the event that Nymox, for any reason, does not halt the infringement or initiate litigation within the six months as set out in Paragraph 11.06(B), Specialty's compensation obligations shall be reduced by one-half until the infringement is discontinued and Specialty may elect, in its discretion, to bring an action in its own name, or, if required by law to bring such action in the name of the holder of the patent, in the name of Nymox. If Specialty elects to bring an action against an alleged infringer under this paragraph, Nymox will cooperate with Specialty in the litigation and Specialty shall bear the cost and expenses incurred in relation to the litigation subject to Specialty's right to withhold and be forgiven compensation payments which otherwise would be payable to Nymox, not to exceed Specialty's out-of-pocket expenses for bringing and maintaining such action. From such time as the infringement ceases (whether voluntarily or by court order), Specialty's full compensation obligations to Nymox would resume.

D.        Infringement Proceedings

No settlement, consent judgement, or other voluntary disposition of the litigation which may have an adverse effect on the rights of one party may be entered into without the consent of that Party.

The Party initiating any infringement litigation, whether with or without the consent of the other Party, shall bear the costs of litigation against infringers (subject to Specialty's rights to withhold compensation under Paragraph 11.06(C)) and shall receive all damages and recoveries awarded in such instance; provided, however, that in the event of such an award to Specialty, Nymox shall first be paid the amount of the withheld compensation (if any).

ARTICLE 12.  QUALITY CONTROL

12.01     STANDARD OF QUALITY

Specialty shall conduct the AD7C(TM) Tests in compliance with Nymox's written specifications and standard operating procedures (provided that such have been conveyed to Specialty in writing) and to the standards of a fully-certified reference laboratory.

12.02 QUALITY CONTROL Specialty acknowledges that Nymox has the right to ensure that Specialty performs the AD7C(TM) Test to the standard of quality set out in Paragraph 12.01 and agrees to cooperate fully with Nymox's exercise of that right. Without limiting this general right, Nymox has the specific rights to:

     (1) have Specialty furnish Nymox with any pertinent information about its procedures, records, notes and results for the AD7C(TM) Test, including such information about specific test results (subject to any legal requirements to maintain patient confidentiality) to enable Nymox to verify Specialty's compliance with Paragraph 12.01 in the event of any apparent discrepancies or, in the absence of discrepancies, not more than once per Contract Year;

     (2) have Specialty supply Nymox with samples of specimens, reagents or other material or supplies for Nymox's own testing for the verification of Paragraph 12.02(1), to the extent reasonably available and not needed for other Specialty testing; and

     (3) upon ten (10) days written notice and at a mutually agreeable time, not more than once per Contract Year, to inspect any facility conducting or assisting in the conducting of AD7C(TM) Tests and any laboratory records, documents, reports or other information relating to the conducting of AD7C(TM) Tests, test any reagents, equipment or other supplies and material used in the conducting of AD7C(TM) Tests (to the extent reasonably available and not required for other Specialty testing, and provided that Specialty approve the competence and qualification of any person prior to allowing tests of Specialty equipment) and interview any laboratory personnel directly involved in the conducting of AD7C(TM) Tests.

ARTICLE 13.  EFFECT OF LICENSING AGREEMENT

13.01     NO AGENCY RELATIONSHIP ESTABLISHED

Neither Party would be an agent, representative, contractor nor employee of the other.

13.02     NO TRANSFER OF INTELLECTUAL PROPERTY RIGHTS

Nymox retains all of its patent rights, trademarks, copyrights, trade secrets and other proprietary rights covering or relating to the AD7C(TM) Test and nothing in this Agreement shall be construed as assigning, alienating or transferring any of these rights to Specialty, except as specifically provided in the license grants of this Agreement.

13.03  NO SALE OF PROPRIETARY REAGENTS

Nymox retains ownership to any proprietary reagents it supplies to Specialty under the terms of this Agreement. Specialty agrees to use any reagents supplied by Nymox for the conducting of the AD7C(TM) Test pursuant to this Agreement and not to give, transfer or sell any of these reagents to any third party without the written consent of Nymox.

ARTICLE 14.  REPRESENTATIONS AND WARRANTIES

14.01     WARRANTY OF RIGHTS IN THE SUBJECT MATTER OF LICENSE

Nymox warrants that it owns the rights to the Patents listed in Exhibit A and the Trademarks listed in Exhibit B to this Agreement and that it has the authority to grant licenses to use these Patents and Trademarks and its Know-How concerning the AD7C(TM) Test and its performance as provided herein.

14.02     WARRANTY OF SUPPLIES

Nymox warrants that the AD7C(TM) Test materials and reagents it supplies to Specialty will meet the internal specifications and quality requirements used by Nymox for those materials and reagents at the time they are shipped.

14.03     DISCLAIMER OF WARRANTY

Other than the warranties set out in Paragraph 14.01 and 14.02, Nymox makes no express or implied warranties about the AD7C(TM) Test materials supplied by Nymox and used by Specialty pursuant to this Agreement or about the AD7C(TM) Test, including but not limited to the implied warranties of merchantability and fitness for a particular purpose.

14.04     REPRESENTATIONS

A. Nymox represents to Specialty that, to the best knowledge of Nymox, as of the Effective Date:

     (1) There are no claims, actions, suits or proceedings, pending or threatened, which relate in any way to the marketing or performance of the AD7C(TM) Test;

     (2) There are no claims, actions, suits or proceedings, pending or threatened, which allege that marketing or performance of the AD7C(TM) Test infringes the patent, trademark or other rights of a third party; and

     (3) Nymox is not aware of any third party patent(s) which would be infringed by Specialty's marketing an/or performance of the AD7C(TM) Test.

B.        Specialty represents to Nymox that:

     (1) Prior to Launch, Specialty will have clinically validated the AD7C(TM) Test; and

     (2) Specialty shall treat the AD7C(TM) Test in the same manner as other tests included in Specialty's directory of services and agrees to comply with applicable regulatory requirements.

ARTICLE 15. MISCELLANEOUS PROVISIONS

15.0      FORCE MAJEURE

The performance by either Party of any covenants or obligations to be performed under this Agreement shall be excused by reason of strikes or other labor disturbances, riots, fires, floods, earthquakes, accidents, wars, embargoes, delays of carriers, inability to obtain materials from sources of supply, or acts, injunctions or restraints of governments or any cause beyond the control of the Parties preventing such performance whether similar or dissimilar to the foregoing, provided, however, that:

     (1) the Party affected shall inform the other of the occurrence of the force majeure condition as soon as practicable;

     (2) the Party affected shall exert its reasonable diligent efforts to eliminate or cure or overcome any such causes and to resume performance of its covenants and obligations as soon as practicable; and

     (3) should the force majeure condition make substantial performance of this Agreement impossible for more than one hundred eighty (180) days then the Party not affected may give a thirty (30) day notice of termination of this Agreement and if the Party affected is unable to restore substantial performance of this Agreement in that thirty (30) day notice period, the Agreement shall be terminated.

15.0      PUBLIC STATEMENTS

Nymox and Specialty shall mutually develop and approve in writing any press releases or announcements about this Agreement or about any activities by either Party relating to this Agreement. Neither Party shall publicly disclose the specific terms of this Agreement except as required by law or regulation or with the consent of the other Party or unless there has been a prior public disclosure of the information by the other Party.

15.03     NOTICES

Any notice or other communication required by this Agreement shall be in writing and shall be effective if hand delivered or if sent by certified or registered mail or by facsimile transmission to the following locations until notified otherwise in writing.

Nymox Pharmaceutical Corporation

     Attention: President
     Nymox Pharmaceutical Corporation
     9900 Boul. Cavendish, Suite 306
     Saint Laurent Quebec
     Canada  H4M 2V2
     FAX: (514) 332-2227

Specialty Laboratories, Inc.

     Attention: President
     Specialty Laboratories, Inc.
     2211 Michigan Avenue
     Santa Monica, CA  90409-3900
     FAX: (310) 828-9413

A notice is effective on the date of delivery to the Party. Delivery is deemed to have occurred on the day of delivery by courier, or upon facsimile transmission with confirmation, or on the fifth day after the date of sending the notice by registered mail.

15.04     GOVERNING LAW

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.

15.05     DISPUTE RESOLUTION

In the event of any controversy or claim arising out of or relating to any provisions of this Agreement or the breach thereof, the Parties shall try to settle those conflicts amicably between themselves. Should they fail to agree, the matter in dispute shall be settled through arbitration conducted by and in accordance with the rules of the American Arbitration Association ("A.A.A.").

Either Party may furnish the other party with a dated, written notice (the "Arbitration Notice") indicating (I) intent to commence arbitration proceedings,
(ii) the nature, with reasonable detail, of the dispute, (iii) the amount involved, if any, and (iv) the remedy sought. The arbitration shall be held at a neutral place mutually agreeable to the parties. Within thirty (30) days of the date of the Arbitration Notice, each party shall select one (1) Arbitrator, who shall not be a current or former employee, agent, consultant or other representative of either party; the two selected Arbitrators shall appoint a third, neutral, Arbitrator.

The arbitration award shall be final and binding. Either party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

15.06     CURRENCY

All references to money in the Agreement refer to U.S. dollars and all payments made under this Agreement shall be in that currency.

15.07     PARTIAL INVALIDITY

If any provision of this Agreement be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and the Parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, as far as practicable, implements the purposes and intent of the provision held invalid, illegal or unenforceable. If the Parties are unable to arrive at such a substitute, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in it, provided that the performance required under this Agreement with such a provision deleted remains substantially consistent with the intent of the Parties.

15.08     WAIVER

Failure to require performance of any provision of this Agreement does not waive a Party's right to demand compliance with that provision at a later time.
Waiver of any default shall not waive any other default.

15.08     ENTIRE AGREEMENT

This Agreement contains the entire agreement between the Parties with respect to the subject matter covered by this Agreement. No representations, whether oral or written, made before this Agreement is executed shall amend this Agreement. Any modification or amendment to this Agreement shall be in writing and signed by an authorized officer of each Party.

IN WITNESS THEREOF, the undersigned have executed this Agreement as of the dates set forth below:

ACCEPTED AND AGREED TO:

     Nymox Corporation                              Specialty Laboratories, Inc.



--------------------------------------------------------------------------------
     Paul Averback                                  Paul Beyer
     President                                      President


EXHIBIT A:  PATENTS LICENSED TO SPECIALTY

U.S Patent Number                       Title
-----------------                       -----
5,830,670                               Neural Thread Protein Gene Expression
                                        and Detection of Alzheimer's Disease

U.S. Patent Application Number          Title
------------------------------          -----
08/450,673                              Neural Thread Protein Gene Expression
                                        and Detection of Alzheimer's Disease

08/469,629                              Neural Thread Protein Gene Expression
                                        and Detection of Alzheimer's Disease

08/340,426                              Method of Detecting Neurological Disease
                                        or Dysfunction

EXHIBIT B:  TRADEMARKS LICENSED TO SPECIALTY
The Trademark             AD7C(TM)

The trademarks on this page are reasonable facsimiles of the actual Trademarks.

Nymox will furnish Specialty with materials necessary for reproduction of the actual Trademarks on Specialty promotional materials.